Exhibit 10.1

March 2, 2022

Edward Durkin

4 Mary Ellen Lane

Franklin, MA 02038

Dear Ed,

On behalf of Casa Systems, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company:

1.

You will be hired on a regular, full-time basis commencing March 14, 2022, and your role as Chief Financial Officer will be effective April 4, 2022. As a key contributor, you will report to Jerry Guo, CEO and President, and will impact the organization by leading the Company’s corporate strategic and tactical financial initiatives as well as provide global financial services to the leadership team and employees to build the long-term value of the business, plus such other duties as may from time to time be assigned to you by the Company.

2.

Your starting base salary rate will be $17,307.70 paid bi-weekly, which annualized is equivalent to $450,000.20, subject to taxes and other withholdings as required by law. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3.

Following the end of each calendar year and subject to the approval of the Board, you will be eligible to receive in that subsequent year a discretionary performance bonus. The target amount of such Annual Bonus will be 100% of your Base Salary, based on your performance and the Company’s performance. Your eligibility to be considered for, and the payment of, any incentive is conditional upon you remaining an active employee of the Company, and not having served out notice to terminate your employment prior to receiving payment. Any incentive due to you will be paid on or around the first quarter of the following year.

4.

You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefits made available by the Company, and the rules, terms and conditions for participation in such programs, may be changed by the Company at any time without advance notice.

5.

Starting in 2022 and subject to the approval of the Board of Directors of the Company, the Company will grant to you an annual award of Restricted Stock Units (“RSU”) under the Company’s Stock Incentive Plan with a target valuation of $900,000.00 (“RSU”). The number of RSUs shall be calculated on the date of grant in accordance with the Company’s option valuation practices. The RSUs shall be subject to all terms, vesting schedules and other provisions set forth in the Company’s Stock Incentive Plan and in a separate RSU agreement (the “RSU Agreement”).

6.

Subject to the approval of the Board of Directors of the Company, the Company will grant you one-time sign-on equity award consisting of an option to purchase of an aggregate of 100,000 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. Any stock option will be subject to all terms, vesting schedules and other provisions set forth in the plan and in a separate option agreement.

100 Old River Road   |   Andover, MA 01810   |   978-688-6706   |   www.casa-systems.com

7.

You will be eligible for a maximum of twenty-five (25) days of vacation per calendar year subject to proration to your date of hire and to be taken at such times as may be approved by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 7.70 hours per pay period that you are employed during such calendar year.

8.	You will be required to execute an Assignment, Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as a condition of employment.

9.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

10.

In accordance with federal law, you will be required to provide the Company with documentation of your identity and eligibility to work in the United States. You agree to provide to the Company, within three days following your hire date, such documentation, as required by the Immigration Reform and Control Act of 1986. Please refer to the I-9 Form enclosed for a list of acceptable documentation. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.

This offer may be contingent upon successful completion of a pre-employment background check, pre-employment physical, and pre-employment drug test conducted in accordance with applicable federal, state, and local laws depending upon the position offered. In addition, the Company reserves the right to conduct a background screening at any time after employment begins to determine eligibility for promotion, reassignment or retention. Additional checks such as a driving record and credit report may also be made for particular job categories.

12.

In the event of the termination of your employment by the Company without cause, subject to the Company’s receipt of an effective general release in a form and scope acceptable to the Company within 30 days after your termination, you will be provided with the following severance package under the following conditions:

a.

If terminated by the Company without cause prior to the completion of 12 months of service: (i) receive an amount equal to six (6) months of your then-current annual base salary at the time of termination of employment, with such amount payable in equal installments over 6 months; (ii) continue to receive an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to you prior to the termination for a period of 6 months; and (iii) 6 months acceleration of vesting of your time-based equity award specified in this offer.

b.

If terminated by the Company without cause after the completion of 12 months of service: (i) receive an amount equal to the sum of your then-current annual base salary for the year of the termination of employment, with such amount payable in equal installments over 12 months; (ii) continue to receive an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to you prior to the termination for a period of 12 months; and (iii) one year (for the year of the termination) acceleration of vesting of your time-based equity awards.

c.

If terminated by the Company without cause in connection with a change in control: (i) receive an amount equal to the sum of your then-current annual base salary for the year of the termination of employment, with such amount payable in equal installments over 12 months; (ii) continue to receive an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to you prior to the termination for a period of 12 months; and (iii) full acceleration of all unvested time-based equity awards.

13.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of “employment at will”, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the initial terms of your employment with the Company as set forth in this letter, please sign in the space provided below, enter your start date, and return a copy by email to Carmen Pombeiro in Human Resources. If you choose not to accept this offer by Friday, March 4, 2022, the offer will be revoked.

Please plan on being available at 9:00AM on your first day of employment for orientation at our Andover facility with Human Resources. Your manager will be available following orientation to assist you with your initial introduction and assimilation to Casa Systems.

Very Truly Yours,

By:	/s/ Lucy Xie
Name: Lucy Xie
Title: Senior Vice President

The foregoing correctly sets forth the initial terms of my at-will employment by Casa Systems, Inc.

/s/ Edward Durkin	Date: 3/3/22
Name: Edward Durkin

Start Date:	3/14/22

Enclosures:	Assignment, Invention and Non-Disclosure Agreement	I-9 Form
	Non-Competition and Non-Solicitation Agreement	Benefits Summary